Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

台灣積體電路製造股份有限公司

(Exact Name of Registrant as Specified in its Charter)

Taiwan Semiconductor Manufacturing Company Limited

(Translation of registrant’s name into English)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value NT$10.00 each	Other (3)	25,000,000	$16.99	$424,750,000	$92.70 per $1,000,000	$39,374.33
Total Offering Amounts					$424,750,000	$92.70 per $1,000,000	$39,374.33
Total Fee Offsets							$0.00
Net Fee Due							$39,374.33

(1)	These shares shall be represented by the Registrant’s American Depositary Shares (“ADSs”), each representing five (5) of the Registrant’s common shares, par value $NT10.00 each (the “Common Shares”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of Common Shares that may be offered or sold under the terms of the Registrant’s Global Employee Stock Purchase Plan by reason of any share split, share dividend, recapitalization or other similar transaction which results in an increase in the number of outstanding Common Shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s ADSs on The New York Stock Exchange on June 16, 2022 (US$84.96 per ADS), divided by five, the then Common Share-to-ADS ratio.